Exhibit 99.1

TERENCE WISE ABRUPTLY WITHDRAWS GROUNDLESS APPLICATION FOR PRELIMINARY INJUNCTION AGAINST MEMBERS OF SPECIAL COMMITTEE OF THE BOARD OF FORWARD INDUSTRIES

Forward Industries Comments on Derogatory and Disparaging Press Release Issued by Wise Relating to His Scorched-Earth Litigation Strategy

WEST PALM BEACH, Fla., August 11, 2014 /PRNewswire/ -- Forward Industries, Inc. (NASDAQ: FORD) today commented on a press release issued by Terence Bernard Wise, a director of Forward, announcing that Mr. Wise had withdrawn his motion for a preliminary injunction that sought to prevent the members of the Special Committee of the Board from voting on proposals to raise capital or engage in any extraordinary transactions.

Mr. Wise’s self-serving and inaccurate press release makes it abundantly clear that he will take any measure necessary, including continuing his baseless derivative suit against the Special Committee, in order to replace the entire Board in the hostile proxy contest he has waged against Forward.

Mr. Wise claims to have withdrawn his motion for an injunction based on discussions he had with the Special Committee regarding Forward’s corporate strategy.  These discussions were mischaracterized by Mr. Wise and are being used as a red herring to conceal what the Special Committee believes is the real reason why he dropped his request for an injunction: it had no merit.

As previously disclosed by Forward, at a hearing held on July 17, 2014, the Court declined to issue a restraining order sought by Mr. Wise, did not schedule a hearing on Mr. Wise’s proposed preliminary injunction, and expressed strong skepticism about the relief requested by Mr. Wise.  Rather than withdrawing the application for an injunction immediately after the Court hearing on July 17, Mr. Wise requested a week to determine whether he wished to pursue this relief.  On July 25, Mr. Wise advised the Court that he wished to continue to seek an injunction.  On Friday, August 8, just hours before the Special Committee was required to submit its response to Mr. Wise’s motion for a preliminary injunction, Mr. Wise abruptly withdrew his application.  The Special Committee is extremely disappointed that Forward was forced to expend unnecessary legal expenses and other resources in preparing its response to the motion and questions whether Mr. Wise’s decision to prolong his dubious application until the eleventh hour was by design and in furtherance of his campaign to replace the Board.

In addition to disseminating false and misleading personal attacks against the members of the Special Committee, Mr. Wise also discloses confidential Board matters - many of which have been grossly mischaracterized - involving Forward’s business strategy in court pleadings and related press releases.  The Special Committee believes this is a clear violation of Mr. Wise’s fiduciary duties.  Shareholders are advised to proceed with extreme caution in assessing the accuracy of these statements.

Note Regarding Forward-Looking Statements

In addition to the historical information contained herein, this press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect the Company’s current expectations and projections about its future results, performance, prospects and opportunities.  The Company has tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.  No assurance can be given that the actual results will be consistent with the forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended September 30, 2013 for information regarding risk factors that could affect the Company’s results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

About Forward Industries

Incorporated in 1962, and headquartered in West Palm Beach, Florida, Forward Industries is a global designer and distributor of mobile device cases and accessories. Forward’s products can be viewed online at www.forwardindustries.com.

Additional Information and Where To Find It

In connection with the proxy contest initiated by Mr. Wise, the Company will be filing documents with the SEC, including the filing by the Company of a Proxy Statement.  Shareholders are urged to read the Proxy Statement for the 2014 Annual Meeting of Shareholders when it becomes available, as well as other documents filed with the SEC, because they will contain important information. The final Proxy Statement will be mailed to shareholders of the Company.  Shareholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at (www.sec.gov) or by contacting the Company at (561) 465-0030.

Participants in the Solicitation of Proxies

The following directors and executive officers of Forward Industries may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders (each individual’s beneficial ownership of shares of Common Stock of the Company is set forth in the parenthetical opposite his name): Robert Garrett, Jr. (401,157 shares), Frank LaGrange Johnson (202,855 shares), Owen P.J. King (45,000 shares), John F. Chiste (45,000 shares) and Timothy Gordon (113,427 shares).  Shareholders are advised to read the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders and other relevant documents when they become available, because they will contain important information. You can obtain free copies of these documents from the Company as described above.

Contact:

MacKenzie Partners, Inc.
Larry Dennedy
Laurie Connell
(212) 929-5500